Exhibit 99.1

root9B Awarded Subcontract Supporting U.S. CYBER COMMAND

COLORADO SPRINGS, Colo., June 3, 2016 /PRNewswire/ -- root9B, a root9B Technologies (OTCQB: RTNB), company and leading provider of advanced cybersecurity services and training for commercial and government clients, announced today that it has been awarded a subcontract from prime contractor Science Applications International Corporation (SAIC). The USCYBERCOM multiple award, indefinite-delivery/indefinite-quantity (IDIQ) contract awarded to SAIC, has a period of performance of 5 years, and a ceiling value of $460 million for all awardees.

USCYBERCOM conducts and synchronizes activities to: secure, operate, and defend the Department of Defense Information Network (DoDIN); attain freedom of action in cyberspace while denying the same to adversaries; and, when directed, conduct full spectrum cyberspace operations in order to deter or defeat strategic threats to U.S. interests and infrastructure, ensure DoD mission assurance, and achieve Joint Force Commander objectives.

This award provides root9B the opportunity to showcase its operational expertise in cyber operations, training, threat intelligence and capabilities development. root9B, in partnership with SAIC, will aim to provide manpower, services, and create solutions to enhance US Cyber Command and its ability to plan, coordinate, integrate, synchronize, and conduct the operations and defense of Department of Defense (DoD) components.

"The men and women of root9B are extremely proud of this contract award, and look forward to providing high-performance, timely, mission critical, and actionable cybersecurity solutions to USCYBERCOM and our nation's warfighters," said Eric Hipkins, root9B's Chief Executive Officer. "root9B is focused on providing intelligence-driven operations, advanced cybersecurity services, and operationally relevant capabilities to assist both our commercial and government clients with their most challenging problems.We look forward to supporting USCYBERCOM under this agreement and working closely with SAIC."

Forward Looking Statements
Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on root9B Technologies' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of root9B Technologies business. These risks, uncertainties and contingencies are indicated from time to time in root9B Technologies filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that root9B Technologies financial results in any particular period may not be indicative of future results.  root9B Technologies is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About root9B
Based in Colorado Springs, CO, root9B is a leading provider of advanced cybersecurity services and training for commercial and government clients. Combining cutting-edge technology, tactics development, specialty tools, and deep mission experience, root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, industrial control system (ICS) security, and active adversary pursuit (HUNT) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Technologies, Inc.
root9B Technologies (OTCQB: RTNB) is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9btechnologies.com.

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